EXHIBIT 10.3

SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT, dated as of August 21, 2007, is made by and among GE Commercial Distribution Finance Corporation (“Agent”), for itself and in its capacity as agent for the Lenders under the Financing Agreement (as such terms are hereinafter defined) and National Electrical Benefit Fund (the “Columbia Lender”) and Columbia Partners, L.L.C. Investment Management, in its capacity as investment manager (the “Investment Manager” and together with the Columbia Lender, collectively referred to herein as, “Junior Creditor”).

RECITALS

A.           Agent, together with those financial institutions which are or shall become parties to the Financing Agreement, as hereinafter defined (collectively referred to herein as the “Lenders” and each a “Lender”) have entered into that certain Credit Facilities Agreement dated as of August 21, 2007 (as amended, modified, supplemented or restated from time to time, the “Financing Agreement”) with MTM Technologies, Inc. (“MTM”), MTM Technologies (US), Inc. (“MTM US”), MTM Technologies (Massachusetts), LLC (“MTM MA”) and Info Systems, Inc. (“Info Systems” and together with MTM, MTM US, and MTM MA, collectively referred to herein as the “Borrowers” and each a “Borrower”).

B.           Junior Creditor and the Borrowers have entered into that certain Credit Agreement, dated on or about November 23, 2005 (as amended, modified, supplemented or restated from time to time, the “Junior Credit Agreement”).

C.           Agent and the Lenders, on the one hand, and the Junior Creditor, on the other hand, wish to agree as to the priority of the repayment of the Senior Obligations and the Junior Obligations (as such terms are hereinafter defined), the rights of each with respect thereto, their respective liens upon and security interests in the Collateral (as such term is hereinafter defined) and as to certain other rights, priorities, and interests as between them.

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, the parties hereto hereby agree as follows:

1.           Definitions and Rules of Construction.

Definitions.  The following terms, as used in this Agreement, shall have the following meanings:

“Agreement” means this Subordination Agreement, as amended, modified, supplemented or restated from time to time, together with any and all riders, addenda, exhibits, and schedules hereto.

“Bankruptcy Case” means any proceeding commenced by or against any Borrower under any provision of the Bankruptcy Code or under any other federal or state bankruptcy or insolvency law, including proceedings seeking reorganization, arrangement, liquidation, assignment for the benefit of creditors or other similar relief, and all converted or succeeding cases in respect thereof.

“Bankruptcy Code” means Title 11 of United States Code (11 U.S.C. §101, etseq.), as amended, and any successor statute.

“Borrower” and “Borrowers” have the meaning set forth in the recitals to this Agreement.

“Blockage Notice” means a written notice given to Junior Creditor in accordance with the notice provisions of this Agreement set forth in Section 15 below pursuant to which rights to block Permitted

Junior Interest Payments and Permitted Junior Principal Payments under Section 2(c) below are permitted.

“CDF” means GE Commercial Distribution Finance Corporation in its individual capacity and not as Agent or as a Lender.

“CDF Exposure” means all of the following; (i) any deposits accepted by CDF and its Affiliates, from Borrower and/or any Subsidiary (as such term is defined in the Senior Loan Documents) of any Borrower, and (ii) the extension of any other credit to Borrower and/or any Subsidiary (as such term is defined in the Senior Loan Documents) of any Borrower other than as set forth in the Senior Loan Documents, including without limitation, purchase order financing provided by CDF to Borrower for CDF’s own account pursuant to CDF’s “Star” program (or other similar programs created in the future, collectively, the “Star Program”).

“Collateral” means all of each Borrower’s presently existing and hereafter acquired, arising or created property and assets, whether personal, real or mixed, of any kind whatsoever, whether tangible or intangible, and wherever located, including the proceeds and products of any of the foregoing, including proceeds of insurance covering any or all of the foregoing.

“Covenant Violation Blockage Period” has the meaning set forth in Section 6 of this Agreement.

“Enforcement Action” means (a) to take from or for the account of any Borrower or any guarantor with respect to any of the Junior Obligations, by set-off or in any other manner other than by a voluntary payment by any such Borrower, the whole or any part of any moneys which may now or hereafter be owing by any such Borrower or guarantor with respect to any of the Junior Obligations, (b) to sue for payment of, or to initiate or participate with others in any suit, action or proceeding against any Borrower or any guarantor (i) to enforce payment of or to collect the whole or any part of the Junior Obligations, (ii) to commence judicial enforcement of any of the rights and remedies under the Junior Loan Documents or applicable law with respect to any of the Junior Obligations, (c) to accelerate any of the Junior Obligations, (d) to notify any account debtor to make payment to Junior Creditor on any accounts receivable owing to any Borrower on which such account debtor is obligated, or directly collect accounts receivable or other payment rights of any of the Borrowers, (e) to take any action under the provisions of any state or federal law, including, without limitation, the UCC or under any contract or agreement, to enforce, foreclose upon, take possession of or sell any property or assets of any such Borrower or guarantor, including the Collateral, or (f) to exercise any put, repurchase or similar option or to cause Borrowers or any guarantor to honor any redemption or mandatory prepayment obligation under Junior Loan Documents.

“Excluded Distributions” means any payment or distribution of assets of any Borrower authorized by an unstayed, final, non-appealable order or decree stating that effect is being given to the subordination of the Junior Obligations to the Senior Obligations, and made by a court of competent jurisdiction in a Bankruptcy Case, or of securities which, if debt securities, are subordinated, with respect to payments and liens, to at least the same extent as the Junior Obligations are to (A) the Senior Obligations or (B) any securities issued in exchange for Senior Obligations; providedthat, (i) the final maturity of such securities shall not be any earlier than one (1) year following the maturity date of the last to mature of the Senior Obligations (or such securities issued in exchange for the Senior Obligations) at the time outstanding and (ii) such securities shall contain covenants which are no more restrictive than the covenants contained in each of the Senior Loan Documents.

“Final Payment Default” means any failure of any of the Borrowers to Pay in Full all of the Senior Obligations owing to the Senior Lenders immediately upon the occurrence of any acceleration of such Senior Obligations in accordance with any of the applicable Senior Loan Documents or immediately upon the final scheduled maturity of any of the Senior Obligations owing to the Senior Lenders as provided for under the Senior Loan Documents, in either such case as such Senior Loan Documents are in effect on the date hereof or have been modified in accordance with the terms of this Agreement.

“Financing Agreement” has the meaning set forth in the recitals to this Agreement.

“Junior Obligations” means any and all presently existing or hereafter arising indebtedness, claims, debts, liabilities, obligations (including without limitation obligations arising from or relating to (x) the redemption or repurchase of securities or (y) any put or call of securities), fees and expenses of any Borrower owing to Junior Creditor, in each case arising under the Junior Credit Agreement and any of the other Junior Loan Documents, whether direct or indirect, whether as primary obligor, surety, or guarantor, whether contingent or of any other nature, character, or description (including all interest and other amounts accruing after commencement of any Bankruptcy Case, and any interest and other amounts that, but for the provisions of the Bankruptcy Code, would have accrued and become due or otherwise would have been allowed), and any refinancings, renewals, refundings, or extensions of such amounts.

“Junior Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Junior Creditor” has the meaning set forth in the recitals to this Agreement.

“Junior Loan Documents” means, collectively, the Junior Credit Agreement, the Note, and each of the Collateral Documents (as such terms are defined in the Junior Credit Agreement) and any other document, instrument, or agreement now existing or in the future entered into evidencing, documenting, securing, or otherwise relating to the Junior Credit Agreement and/or the indebtedness and obligations created thereunder, together with any amendments or restatements thereof, to the extent permitted hereunder, but excluding the Warrant (as such term is defined in the Junior Credit Agreement).

“Lenders” has the meaning set forth in the recitals to this Agreement.

“Lien” means any lien, charge, encumbrance, mortgage or security interest of any kind whatsoever, whether obtained by agreement, by judgment, by operation of law, or otherwise.

“Non-Payment Default” has the meaning set forth in Section 2(c)(ii) of this Agreement below.

“Payment Blockage Period” has the meaning set forth in Section 2(c) of this Agreement below.

“Payment Default” has the meaning set forth in Section 2(c)(i) of this Agreement below.

“Payment in Full”, “Pay in Full”, or “Paid in Full” means the final payment in full in cash of all Senior Obligations in accordance with the Senior Loan Documents, and that such payment shall not be subject to defeasance, disgorgement, repayment or return for any reason whatsoever and termination of all commitments to lend and/or make future advances of credit under any of the Senior Loan Documents.

“Permitted Junior Interest Payments” means regularly scheduled payments of interest due and payable in cash on a non-accelerated basis in accordance with and at the non-default cash rates provided for under the terms of the Junior Credit Agreement and any of the other Junior Loan Documents as in effect on the date hereof.

“Permitted Junior Principal Payments” means an amount equal to 50% of the Net Proceeds (as defined in the Senior Loan Documents as they exist on the date hereof) of any issuance of Capital Securities (as defined in the Senior Loan Documents as they exist on the date hereof) of MTM

Technologies, Inc., excluding Capital Securities issued in connection with stock splits or dividends payable in stock), in excess of $25,000,0000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Required Lenders” has the meaning ascribed to such term in the Financing Agreement.

“Senior Commitment Amount” means, on any date of determination, the aggregate amount of the commitments then in effect under the Financing Agreement.

“Senior Lenders” means, collectively, Agent and the Lenders, and “Senior Lender” shall mean any one of them.

“Senior Liens” has the meaning set forth in Section 3 of this Agreement below.

“Senior Loan Documents” means, collectively, the Financing Agreement and any other document, instrument, or agreement now existing or executed or delivered in the future, evidencing, documenting, securing, or otherwise relating to the Financing Agreement and/or the indebtedness and obligations created thereunder and/or the Senior Liens, together with any amendments or restatements thereof.

“Senior Obligations” means any and all presently existing or hereafter arising indebtedness, claims, debts, liabilities, obligations, interest, fees and expenses of each Borrower owing to any of the Senior Lenders under each of the Senior Loan Documents, whether direct or indirect, whether contingent or of any other nature, character, or description (including all interest and other amounts accruing after commencement of any Bankruptcy Case, and all interest and other amounts that, but for the provisions of the Bankruptcy Code, would have accrued and become due or otherwise would have been allowed), and any renewals or extensions of such amounts, and also includes the CDF Exposure, provided, however, that the aggregate principal amount of the indebtedness, obligations and liabilities outstanding on any date of determination under the Senior Loan Documents, including unfunded Approvals (as such term is defined in the Senior Loan Documents), which shall constitute Senior Obligations, excluding in all cases the CDF Exposure, shall not exceed $37,000,000.

“Standstill Termination Date” has the meaning set forth in Section 6 of this Agreement below.

“UCC” means the Uniform Commercial Code as the same may be amended and in effect from time to time in the State of Illinois.

Other Definitional Provisions.  When used in this Agreement:  (i) the words “herein,” “hereof,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement; (ii) the words “include,” “includes,” and “including” are not limiting; the word “or” has, except where otherwise required by the context, the inclusive meaning represented by the phrase “and/or”; (iii) unless otherwise specified, the words “Section,” “Schedule” and “Exhibit” refer to Sections of, and Schedules and Exhibits to, this Agreement unless otherwise specified; and (iv) the singular number includes the plural, and vice versa, whenever the context so requires.

2.           Junior Obligations Subordinate to Senior Obligations.

(a)           Junior Creditor covenants and agrees that to the extent and in the manner set forth in this Agreement, the payment of any or all of the Junior Obligations is hereby expressly made subordinated and subject in right of payment to the prior Payment in Full of all of the Senior Obligations.  No Borrower shall make any payment, redemption or prepayment, whether of interest, principal, premium, fees, or otherwise, of all or any part of the Junior Obligations, and Junior Creditor shall not accept or retain any such payment or prepayment except as and to the extent permitted in this Section 2.

(b)           Notwithstanding anything to the contrary contained in this Agreement, but subject to the terms of Section 2(c) below, (i) from time to time as and when provided for under the Junior Credit Agreement as in effect on the date hereof, Borrowers may make and Junior Creditor shall be entitled to receive, accept and retain Permitted Junior Interest Payments, as provided for under and at the rates and in the amounts set forth in the Junior Credit Agreement as in effect on the date hereof, (ii) Borrowers may make and Junior Creditor shall be entitled to receive fees payable in accordance with the terms of any waiver, forbearance or amendment executed in accordance with the terms of this Agreement by the Borrowers in connection with a workout or restructuring of the credit facilities established pursuant to the Junior Loan Documents up to 75% of the amount of any corresponding fees received by Senior Lender, and (iii) if (A) no Event of Default (as defined in the Senior Loan Documents as they exist on the date hereof) has occurred and is continuing, (B) no Change of Control (as defined in the Senior Loan Documents as they exist on the date hereof) has occurred, and (C) the issuance of Capital Securities is permitted pursuant to the terms of the Senior Loan Documents or is consented to in writing by the Required Lenders, then Borrowers may make and Junior Creditor shall be entitled to receive, accept and retain Permitted Junior Principal Payments.

(c)           Notwithstanding anything to the contrary contained in the Junior Credit Agreement, but subject to the terms of Section 2(d) below, no Permitted Junior Interest Payments or Junior Principal Payments may be made by any Borrower (directly or indirectly) or received, accepted or retained by Junior Creditor during any time period beginning with the occurrence of any of the events described in clauses (c)(i) and (c)(ii) of this Section 2 and ending on the applicable date of termination of such time period as provided for in Section 2(d) below (any such time period, a “Payment Blockage Period”):

(i)           (A) any Borrower shall have failed to pay when due (after giving effect to any applicable grace periods), upon maturity, acceleration or otherwise, any amount or obligation which constitutes interest on, or principal of, any of the Senior Obligations, or any premium, costs, fees or expenses payable with respect thereto (a “Payment Default”), which Payment Default shall not have been (I) cured as required by the Senior Loan Documents or (II) waived by the Required Lenders in accordance with the Financing Agreement, and (B) Agent, on behalf of the Required Lenders, shall have given Junior Creditor a Blockage Notice with respect to such Payment Default; or

(ii)           (A) subject to the terms of Section 2(e), an “Event of Default” (other than a Payment Default) under any of the Senior Loan Documents shall have occurred and be continuing and shall not have been (I)  cured as required by the Senior Loan Documents or (II) waived by the Required Lenders in accordance with the Financing Agreement (a “Non-Payment Default”), and (B) Agent shall have been directed in writing by the Required Lenders and shall have given Junior Creditor a Blockage Notice with respect to such Non-Payment Default.

(d)           Each Payment Blockage Period shall end as follows:  (x) with respect to any Payment Blockage Period arising under Section 2(c)(i) above, upon the (I) cure as required by the Senior Loan Documents or (II) the waiver thereof by the Required Lenders in accordance with the Financing Agreement, or (y) with respect to any Payment Blockage Period arising under Section 2(c)(ii) above, upon the earlier of (1) any cure as required by the Senior Loan Documents or waiver of the underlying

Non-Payment Default by the Required Lenders, as applicable or (2) the date that is one hundred eighty (180) days after the delivery by Agent on behalf of the Required Lenders of the Blockage Notice in respect of such Non-Payment Default.  No Payment Default or Non-Payment Default shall be deemed to have been waived for the purposes of this Agreement unless and until the Borrowers shall have received a written waiver from Agent in accordance with the Financing Agreement.  Upon the expiration of any Payment Blockage Period, the Borrowers may resume making and Junior Creditor may resume receiving, accepting and retaining, Permitted Junior Interest Payments and Permitted Junior Principal Payments and the Borrowers may also make and Junior Creditor may also receive, accept and retain any payments made by Borrowers in respect of (i) any Permitted Junior Interest Payments that were not made during any Payment Blockage Period, and (ii) any Permitted Junior Principal Payments that were not made during any Payment Blockage Period if and only if funds from an offering of Capital Securities that would comprise Permitted Junior Principal Payments hereunder remain available in cash to the Borrowers (excluding, in all cases, use of proceeds of Senior Loans) to be paid to Junior Lender and if such funds are not so available, then the failure to make any such Permitted Junior Principal Payment shall not cause “Event of Default” (as such term is defined under the Junior Loan Documents) under the Junior Loan Documents.

(e)           Notwithstanding anything to the contrary contained in Section 2(c) or 2(d) above or elsewhere in this Agreement, the number of days in any Payment Blockage Period invoked under Section 2(c)(ii) may not exceed one hundred eighty (180) days in any three hundred sixty-five (365) day period.  Subject to the foregoing limitation, nothing shall prohibit Agent, on behalf of the Required Lenders, from giving a Blockage Notice to invoke a Payment Blockage Period under Section 2(c)(i) at any time (including prior to the expiration of any Payment Blockage Period arising under Section 2(c)(ii)) including without limitation as a result of any Payment Default arising from a failure by any of the Borrowers to make Payment in Full of all of the Senior Obligations immediately upon the acceleration thereof by Agent on behalf of the Required Lenders, as the result of the occurrence and continuance of any “Event of Default” under any of the Senior Loan Documents, whether or not such Event of Default was the subject of any prior Blockage Notice under Section 2(c)(ii).

(f)           In the event that, notwithstanding the foregoing, any Borrower shall make any payment on the Junior Obligations to Junior Creditor not permitted by the terms of this Agreement, then and in such event such payment shall be held by Junior Creditor in trust, pursuant to an express trust for the benefit of the Senior Lenders created hereby and separate and segregated from and not commingled with the other funds and assets of Junior Creditor and shall be paid over and delivered by Junior Creditor forthwith to Agent for application against the Senior Obligations in accordance with the terms of the Financing Agreement.  For the avoidance of doubt, nothing contained in this Section 2 shall prevent Junior Creditor from accepting any Excluded Distributions permitted pursuant to Section 4 below.

(g)           Subject to the terms of Section 6 below, nothing contained herein shall be deemed to prohibit or restrict Junior Creditor from exercising its rights and remedies against any of the Borrowers in accordance with and subject to the terms of Section 6, so long as any payment or distribution of cash, assets or securities of any Borrower received by Junior Creditor pursuant to such exercise of rights and remedies prior to the date on which all of the Senior Obligations shall have been Paid in Full shall be held by Junior Creditor in trust pursuant to an express trust for the benefit of the Senior Lenders created hereby and separate and segregated from and not commingled with the other funds and assets of Junior Creditor and shall be paid over and delivered by Junior Creditor forthwith to Agent for application against the Senior Obligations in accordance with the terms of the Financing Agreement.

3.           Security for Junior Obligations; Agreement Regarding Release of Liens on Disposition of Collateral.  Pursuant to the Senior Loan Documents, Borrowers have granted to Agent on behalf of the

Lenders first priority Liens and security interests in all of the Collateral (such Liens and security interests in the Collateral are collectively referred to herein as the “Senior Liens”).  Pursuant to the Junior Loan Documents, Borrowers have granted to Junior Creditor second priority Liens and security interests in all of the Collateral to secure the Junior Obligations pursuant to the Junior Loan Documents (such Liens in favor of Junior Creditor collectively referred to herein as the “Junior Liens”), and Agent, on behalf of the Lenders, and Junior Creditor, each hereby consent to the granting of such Liens and security interests.  Junior Creditor covenants and agrees that all of such Junior Liens shall be and are hereby expressly made subordinate and junior in priority for all purposes and in all respects to the Senior Liens, regardless of the time, manner or order of creation, attachment and/or perfection of any such Junior Liens and the Senior Liens, regardless of any failure, whether intervening or continuing, of the Senior Liens to be perfected Liens and regardless of anything to the contrary contained in any of the Junior Loan Documents.  In the event that Agent releases or agrees to release any of the Senior Liens in connection with the sale or other disposition of any of the Collateral, or if any of the Collateral is sold or retained pursuant to a foreclosure, secured creditor’s sale under the UCC or similar action, Junior Creditor shall automatically be deemed to have consented to such sale or dispositions free and clear of any applicable Junior Liens and to have agreed to release such applicable Junior Lien(s), and Junior Creditor shall promptly execute and deliver to Agent such termination statements and releases as Agent shall reasonably request to effect such release of such applicable Junior Liens, provided that such release by Junior Creditor shall not extend to, or otherwise affect any of the rights of Junior Creditor to, the proceeds from any such sale or other disposition of Collateral to the extent any proceeds exist after repaying the Senior Obligations in full in cash.  In furtherance of the foregoing, Junior Creditor (x) hereby irrevocably authorizes Agent, its agents and attorneys to file any and all amendments to any UCC financing statements that Junior Creditor may file from time to time with respect to the Collateral that Agent may reasonably determine are appropriate in connection with any such release of any Junior Liens provided for in the foregoing sentence and (y) hereby irrevocably appoints Agent as the attorney-in-fact for Junior Creditor, with full authority in the place and stead of Junior Creditor and in the name of Junior Creditor or otherwise, to execute and deliver any document or instrument which Junior Creditor may be required to deliver pursuant to the foregoing sentence.  At any such foreclosure, secured creditor’s sale under the UCC or similar action, any Senior Lender may bid at such disposition to purchase such Collateral (including without limitation, in such Senior Lender’s discretion, by making a “credit bid”), but such ability to bid shall not impose any additional obligations on such Senior Lender or limit the discretion of such Senior Lender with respect to the disposition of the Collateral.  Nothing contained herein shall be construed in any way to limit or impair the right of Junior Creditor to (i) bid for and purchase Collateral for cash at any private or judicial foreclosure upon such Collateral initiated by the Senior Lenders, or Agent on their behalf, or (ii) for the sole purpose of protecting the Junior Creditor’s Lien upon the Collateral, join (but not control) any foreclosure or other judicial lien enforcement proceeding with respect to the Collateral or any Borrower initiated by the Senior Lenders, or Agent on their behalf.

4.           Payment Over of Proceeds Upon Bankruptcy.  Upon the commencement of, and at all times during the pendency of, any Bankruptcy Case:

(a)           each of the Senior Lenders shall be entitled to receive Payment in Full before Junior Creditor is entitled to receive any direct or indirect payment or distribution on account of any of the Junior Obligations, including, without limitation, any voluntary or mandatory prepayment under the Junior Credit Agreement, any payment or distribution received or obtained by Junior Creditor by means of any exercise of any right of set-off which Junior Creditor may have against any Borrower and any payment or distribution which may be payable or deliverable to Junior Creditor as the result of any subordination in favor of Junior Creditor of any other indebtedness, obligation or liability owing from any Borrower to any third party, except for any such payment or distribution which constitutes an Excluded Distribution;

(b)           any payment or distribution of assets of any Borrower, of any kind or character, whether in cash, property or securities, to which Junior Creditor would be entitled but for the provisions of this Section 4, including, without limitation, any payment or distribution which could be received or obtained by Junior Creditor by means of any exercise of any right of set-off which Junior Creditor may have against any Borrower and any payment or distribution which would be payable or deliverable to Junior Creditor by reason of any subordination in favor of Junior Creditor of any other indebtedness, obligation or liability owing from any Borrower to any third party (except for any such payment or distribution which constitutes an Excluded Distribution) shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the Senior Lenders, to the extent necessary to make Payment in Full of all Senior Obligations, after giving effect to any concurrent payment or distribution to the Senior Lenders, as applicable, on account of the Senior Obligations; and

(c)           in the event that, notwithstanding the foregoing provisions of this Section 4, Junior Creditor shall have received any such payment or distribution, including, without limitation, any payment or distribution received or obtained by Junior Creditor by means of any exercise of any right of set-off which Junior Creditor may have against any Borrower and any payment or distribution which may be payable or deliverable to Junior Creditor as the result of any subordination in favor of Junior Creditor of any other indebtedness, obligation or liability owing from any Borrower to any third party (other than a payment or distribution which constitutes an Excluded Distribution) before all of the Senior Obligations are Paid in Full or payment thereof is provided for, then and in such event such payment or distribution shall be held by Junior Creditor in trust pursuant to an express trust for the benefit of the Senior Lenders, created hereby and held separate and segregated from and not commingled with the other funds and assets of Junior Creditor and shall be paid over or delivered by Junior Creditor forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of any Borrower for application to the payment of all Senior Obligations remaining unpaid, to the extent necessary to Pay in Full such Senior Obligations, after giving effect to any concurrent payment or distribution to the Senior Lenders, on account of the Senior Obligations.

5.           Agent; Insurance and Landlord Waivers.

(a)           With respect to any certificated securities as to which any Borrower has granted to Junior Creditor a security interest as collateral security for the Junior Obligations (the “Pledged Stock”) (i) Agent will act as pledgeholder for Junior Creditor until the Payment in Full of the Senior Obligations, whereupon possession of any such Pledge Stock remaining shall, subject to applicable law, including any court order, be promptly transferred to Junior Creditor, and promptly upon such transfer of possession, Junior Creditor shall become the pledgeholder of the Pledged Stock and (ii) Agent will act as agent for Junior Creditor, until the Payment in Full of the Senior Obligations, to the extent Agent has a security interest in the Pledged Stock, for purposes of (x) exercising any voting rights pertaining to the Pledged Stock, (y) exercising any conversion, exchange, subscription or other rights, privileges or options pertaining to the Pledged Stock and (z) receiving dividends and other distributions with respect to the Pledged Stock.  Junior Creditor agrees that it shall not give Agent, and Agent shall have no obligation to honor, any instructions with regard to any of the rights or interests described in the preceding clauses (x) through (z), so long as the Senior Obligations shall not have been Paid in Full, and any such instructions shall be null and void.  Agent may resign from the performance of its functions and duties as agent hereunder at any time by giving reasonable prior written notice to Junior Creditor, such resignation to be effective upon Junior Creditor’s receipt of such notice.

(b)           Junior Creditor acknowledges and agrees that:  (i) Agent does not make any representation or warranty whatsoever as to the nature, extent, description, validity or priority of any Pledged Stock or the security interests in or liens upon any Pledged Stock; (ii) while any Pledged Stock is held by Agent, and so long as Agent is acting as agent for Junior Creditor pursuant to subparagraph (a) above, Agent shall not have any liability to, and shall be held harmless by, and indemnified by, Junior Creditor, for any losses, damages, claim, or liability of any kind to the extent arising out of the holding of such Pledged Stock or any actions taken by Agent, or omitted to be taken by Agent, as such agent, other than losses, damages, claims, or liabilities directly arising out of Agent’s gross negligence or willful misconduct; (iii) Agent need not act as a pledgeholder for Junior Creditor with respect to any Collateral in which a security interest may be perfected by means other than possession; (iv) Junior Creditor shall immediately deliver to Agent any Pledged Stock that is now in or in the future comes into its possession; and (v) the priority of the security interests in and liens upon the Pledged Stock, shall be governed by the terms of Section 3.

(c)           In the event of the occurrence of a fire or other casualty resulting in damage to all or any portion of any Collateral (collectively, a “Casualty”), or a condemnation or similar proceeding affecting all or any part of the Collateral (a “Condemnation”):

(i)           Junior Creditor hereby waives any right to participate or join in any adjustment, compromise, or settlement of any claims resulting from a Casualty or Condemnation with respect to any Collateral;

(ii)           all proceeds received or to be received on account of a Casualty or Condemnation shall be applied against the Senior Obligations until Paid in Full; and

(iii)           Junior Creditor agrees to execute and deliver any documents, instruments, agreements or further assurances required to effectuate any of the foregoing.

(d)           From and after a Standstill Termination Date (as defined in Section 6 hereof) shall have occurred, and subject to the additional restrictions contained in Section 6(iii)(A) hereof and elsewhere in this Agreement, Junior Creditor agrees that (i) it will not independently exercise any contractual rights it may have arising under collateral access or lien waiver agreements between Junior Creditor and any third party that leases, stores, warehouses or otherwise maintains possession of any Borrower’s goods or books and records (collectively “Collateral Access Rights”) and (ii) Agent shall have the exclusive right to negotiate with and otherwise deal with all such third parties to the extent such negotiations and dealings relate to Collateral and the exercise of remedies with respect thereto.

6.           Acceleration Rights; Remedies.  Notwithstanding anything to the contrary contained in the Junior Loan Documents, Agent (on behalf of the Lenders) and Junior Creditor hereby agree as among themselves that, regardless of the occurrence of any “Event of Default” as provided for under the Junior Loan Documents or any other event or circumstance, Junior Creditor shall not accelerate any part of the Junior Obligations, exercise any of its rights with respect to the Junior Obligations or the Collateral whether arising under or pursuant to the Junior Loan Documents or otherwise arising at law or in equity, or otherwise take any Enforcement Action, except that upon the earliest of any of the following dates (the earliest of such dates, the “Standstill Termination Date”), Junior Creditor may, subject to the provisions of Section 2(g) above, accelerate the payment of all Junior Obligations, exercise its rights and remedies against any Borrower and the Collateral, and otherwise take such Enforcement Actions as it may deem appropriate:

(i)           10 days following the date on which Agent, on behalf of the Required Lenders, shall accelerate the Senior Obligations,

(ii)           the date on which a Bankruptcy Case may be commenced by or against any Borrower, or

(iii)           the date that is (x) in the case of an acceleration of the payment of the Junior Obligations, one hundred twenty (120) days, and (y) in the case of the exercise of rights and remedies against any Borrower or the Collateral and the exercise of Enforcement Actions, other than an acceleration of the payment of the Junior Obligations, one hundred eighty (180) days, in each case after any date on which Junior Creditor shall give a written notice to Agent stating that an “Event of Default” under (and as such term is defined under the Junior Loan Documents as in effect on the date of this Agreement) has occurred and is continuing and as a consequence thereof, Junior Creditor intends to accelerate the payment of the Junior Obligations, or otherwise exercise its rights and remedies with respect to the Borrowers, the Collateral, or take any other Enforcement Action, as the case may be, providedthat, notwithstanding anything to the contrary contained in the foregoing or in the Junior Loan Documents:

(A)           if on the date on which a Standstill Termination Date shall occur, or on any date thereafter, Agent, on behalf of the Lenders, shall have initiated an Enforcement Action with respect to the Collateral (it being understood that solely for purposes of this clause, the definition of Enforcement Action shall be deemed to apply to Agent, on behalf of the Lenders, with respect to the Senior Obligations and the Senior Loan Documents), the Junior Creditor shall immediately cease any Enforcement Action it shall have taken with respect to the Collateral, and the exercise of any Collateral Access Rights it shall have taken, and shall at all times thereafter refrain from continuing any such Enforcement Action and the exercise of any such Collateral Access Rights, for so long as Agent is continuing to exercise any Enforcement Action with respect to the Collateral, provided, however, that for the sole purpose of protecting the Junior Creditor’s Lien upon the Collateral, the Junior Creditor may join (but not control) any foreclosure or other judicial lien enforcement proceeding with respect to the Collateral initiated by the Senior Lenders, or Agent on their behalf;

(B)           the failure of any Borrower to make any payments otherwise due and payable under the Junior Loan Documents because of any Payment Blockage Period invoked under Section 2(c)(ii) (any such Payment Blockage Period, a “Covenant Violation Blockage Period”) shall not constitute or be deemed to be a default or “Event of Default” under any of the Junior Loan Documents as in effect on the date hereof unless and except the Borrowers shall fail for any reason (including without limitation the existence of a Payment Blockage Period under Section 2(c)(i) as the result of any Final Payment Default) to make payment of all such payments otherwise due and payable under the Junior Loan Documents which are Junior Permitted Interest Payments or, if permitted by Section 2(b) hereof, which are Junior Permitted Principal Payments, within ten (10) days of the termination of any such Covenant Violation Blockage Period, and

(C)           if Junior Creditor has been prevented from declaring any “Event of Default” as such term is defined under any of the Junior Loan Documents as in effect on the date hereof due to the provisions of clause (B) above and the applicable Covenant Violation Blockage Period shall then end (whether by expiration or earlier termination thereof in accordance with this Agreement), then Junior Creditor shall be free to declare any “Event of Default” as such term is defined under the Junior Loan Documents as in effect on the date hereof for any reason, including the failure of Borrowers to make payments to Junior Creditor during such applicable Covenant Violation Blockage Period if such failure is not cured by Borrowers within the 10 day grace period provided for in clause (B), and in such case, the Standstill Termination Date with respect to such “Event of Default” as such term is defined under the Junior Loan Documents as in effect on the date hereof shall be deemed to occur on the later of (x) the date that is one hundred eighty (180) days after such applicable Covenant Violation Blockage Period originally began or (y) the date on which the 10 day grace period for Borrowers to cure all payment defaults expires.

(iv)           Nothing contained in the foregoing shall be deemed to prohibit or limit the occurrence of a default or “Event of Default” as such term is defined under any of the Junior Loan Documents as in effect on the date hereof by reason of the failure of the Borrowers to make payments otherwise due and payable under the Junior Loan Documents because of any Payment Blockage Period invoked under Section 2(c)(i) as the result of a Final Payment Default or by reason of an “Event of Default” as such term is defined under the Junior Loan Documents as in effect on the date hereof arising for any other reason than solely because of the imposition of a Covenant Violation Blockage Period (e.g., an independent violation of any negative covenant or financial covenant contained in the Junior Loan Documents).  For the avoidance of doubt, if Junior Creditor shall elect to give a notice to Agent under clause (iii) above because of the occurrence of any such default or “Event of Default” as such term is defined under any of the Junior Loan Documents as in effect on the date hereof described in this paragraph, the Standstill Termination Date with respect to such default or “Event of Default” shall occur on the date that is 180 days after the date the notice of such default or “Event of Default” is given (or any earlier acceleration of the Senior Debt or earlier commencement of a Bankruptcy Case), regardless of whether any Payment Blockage Period that may be in effect may extend beyond such Standstill Termination Date.

(v)           Regardless of whether Junior Creditor intends to exercise its rights and remedies with respect to the Borrowers, the Collateral or otherwise take any Enforcement Actions in each case because an “Event of Default” (as such term is defined under the Junior Loan Documents) has occurred and is continuing, Junior Creditor shall endeavor to give prompt written notice of any such Event of Default to Agent.

7.           Rights of Junior Creditor.  Subject to the provisions of Section 6, nothing contained in this Agreement is intended to or shall (i) impair, as among any Borrower, its creditors (other than the Senior Lenders) and Junior Creditor, the obligation of any Borrower, which is absolute and unconditional, to pay to Junior Creditor the principal of, and premium and interest on, and any other amount payable by any Borrower with respect to, the Junior Obligations or any of the other Junior Loan Documents as and when the same shall become due and payable in accordance with its terms; or (ii) affect the rights of Junior Creditor to accelerate the maturity of the Junior Obligations and exercise all other remedies otherwise permitted under the Junior Loan Documents and by applicable law, subject to the rights of the Senior Lenders (x) during the pendency of a Bankruptcy Case, to receive, pursuant to and in accordance with Section 4, cash, property and securities otherwise payable or deliverable to Junior Creditor, (y) to prevent any payment prohibited by Section 2 or (z) pursuant to the terms of Section 6, to enforce the restrictions on the ability of Junior Creditor to take certain actions against any Borrower and/or the Collateral.

8.           Subrogation to Rights of Senior Lenders.  Subject to, and solely effective following, the Payment in Full of all Senior Obligations, Junior Creditor shall be subrogated to the rights of the Senior Lenders to receive payments and distributions of cash, property and securities applicable to the Senior Obligations to the extent of the payments or distributions made to any Senior Lender, or otherwise applied to payment of, the Senior Obligations pursuant to the provisions of this Section 8, until the principal of and the interest on the Junior Obligations shall be paid in full in cash.  For purposes of such subrogation, no payments or distributions on account of or with respect to the Senior Obligations to the Senior Lenders of any cash, property or securities to which Junior Creditor would be entitled except for the provisions of this Agreement, and no payments over pursuant to the provisions of this Agreement to any of the Senior Lenders by Junior Creditor shall, as among any Borrower, its creditors (other than the Senior Lenders) and Junior Creditor, be deemed to be a payment or distribution by any Borrower to or on account of the Senior Obligations.

9.           Claim Submission; Agreement Not to Contest Senior Obligations or Senior Liens.  Junior Creditor irrevocably authorizes and empowers each Agent (x) to demand, sue for, collect, receive and acknowledge receipt of all payments and distributions in respect of the Junior Obligations, to the extent such payments and distributions are required to be paid or delivered to any such Senior Lender as provided in this Agreement, and (y) to file and prove all claims therefor and file and prove claims in respect of the Junior Obligations in connection with any Bankruptcy Case if and to the extent that Junior Creditor has not filed appropriate proofs of claim with respect to the Junior Obligations within fourteen (14) days of any bar date applicable to any part of the Junior Obligations, in either such case in the name of Junior Creditor or otherwise and as Agent determines to be necessary or appropriate for the enforcement of the provisions contained in this Agreement.  Junior Creditor agrees to execute and to deliver to Agent all such further instruments confirming the authorization hereinabove set forth, and all such powers of attorney, proxies, proofs of claim, assignments of claim and other instruments, and to take all such other actions, as may reasonably be requested Agent in order to enable Agent to enforce all claims upon or in respect of payments and distributions made on account of the Junior Obligations.  Junior Creditor further agrees that, notwithstanding anything to the contrary contained in this Agreement, Junior Creditor shall not under any circumstances (i) initiate or prosecute any claim, action or other proceeding challenging the enforceability of the Senior Obligations, any of the Senior Loan Documents or any of the Senior Liens, (ii) seek to subordinate the Senior Obligations to any other indebtedness of any Borrower or to subordinated the Senior Liens to any other Liens on any of the Collateral, (iii) request judicial relief that would hinder, delay, limit or prohibit the exercise or enforcement of any right or remedy otherwise available to the Senior Lenders in respect of the Senior Obligations or available to any of the Senior Lenders in respect of any of the Senior Liens and/or under any of the Senior Loan Documents, or (iv) with respect to any Bankruptcy Case, object to any agreement by any Senior Lender to (x) permit the use by any Borrower of cash collateral for the ordinary course working capital needs of such Borrower or (y) provide post-petition financing to any Borrower (whether or not any portion of such post-petition financing shall be used by any Senior Lender to pay off any of the pre-petition Senior Obligations).  Agent, on behalf of the Lenders, acknowledges that the Junior Creditor may seek, support, accept or retain adequate protection of its Junior Liens, and Agent, on behalf of the Lenders, shall not object to or contest any request by the Junior Creditor for such adequate protection, or support any other person that objects to or contests any such request, provided that if Junior Creditor is granted such adequate protection in the form of periodic payments, such payments shall be subject to the turnover requirements set forth in Section 4 hereof.

10.           Modification of Documents; Additional Covenants.

(a)           Junior Creditor agrees that, except as expressly provided otherwise in this Section 10(a), the Senior Lenders shall have absolute power and discretion, without notice to Junior Creditor, to deal in any manner with the Senior Obligations and the Collateral, including, without limitation, the power and discretion to do any of the following:  (i) any demand for payment of any Senior Obligations may be rescinded in whole or in part, and any Senior Obligations may be continued, and the Senior Obligations or the liability of any Borrower upon or for any part thereof, or any Collateral or guaranty therefor, or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released; (ii) the Senior Loan Documents may be amended, modified, supplemented, restated, renewed, refunded, extended or terminated, in whole or in part, and/or the Senior Obligations may be increased (subject to the amount specified in the definition of Senior Obligations) or extended, as the Senior Lenders may deem advisable from time to time; and (iii) any Collateral may be sold, exchanged, waived, surrendered, or released, in any order determined by Agent.  Junior Creditor will remain bound under this Agreement, and the subordination provisions provided for herein shall not be impaired, abridged, released, or otherwise affected notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, restatement, termination, sale, exchange, waiver, surrender, or release.  The

Senior Obligations shall conclusively be deemed to have been created, contracted, or incurred in reliance upon this Agreement, and all dealings between Senior Lenders on the one hand, and the Borrowers, on the other hand, shall be deemed to have been consummated in reliance upon this Agreement.

(b)           Unless the Senior Obligations shall have been Paid in Full, Junior Creditor will not, without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld or delayed):

(i)           sell, assign, pledge, encumber or otherwise dispose of any of the Junior Obligations unless such purchaser, assignee, pledgee, transferee or other beneficiary agrees in writing to be bound by the terms of this Agreement; providedthat, notwithstanding any breach of this provision, this Agreement shall bind any such transferee; or

(ii)           commence or join with any creditor other than Senior Lender in commencing any Bankruptcy Case.

(c)           Agent, on behalf of the Senior Lenders, agrees that, except as expressly provided otherwise in this Section 10(c) and subject to the provisions of Section 6, Junior Creditor shall have absolute power and discretion, without notice to the Senior Lenders, to deal in any manner with the Junior Obligations, including, without limitation, the power and discretion to do any of the following:

(i)           any demand for payment of any Junior Obligations may be rescinded in whole or in part, and any Junior Obligations may be continued, and the Junior Obligations or the liability of any Borrower upon or for any part thereof, or any guaranty therefor, or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released; and

(ii)           the Junior Loan Documents may be amended, modified, supplemented, restated, renewed, refunded, extended or terminated, in whole or in part, and/or the Junior Obligations may be extended, as Junior Creditor may deem advisable from time to time.  Notwithstanding anything to the contrary set forth in the foregoing, Junior Creditor shall not (x) increase the interest rates applicable with respect to the Junior Obligations and/or any applicable part(s) thereof (including any default interest rate that may be applicable from time to time) under the Junior Loan Documents as in effect on the date hereof, (y) shorten the final maturity of any of the Junior Obligations as set forth in the Junior Loan Documents as in effect on the date hereof, amend the Junior Loan Documents to require any payments to be made on any part of the Junior Obligations prior to the final maturity thereof or (z) add any financial covenants or events of default to the Junior Loan Documents, or make more restrictive any financial covenants or events of default that are set forth in the Junior Loan Documents on the date hereof.  In addition, and without limiting the generality of the foregoing, in the event that the Senior Lenders relax or eliminate any financial covenant contained in the Financing Agreement for which there is an analogous financial covenant in the Junior Loan Documents, or the Senior Lenders amend or modify any defined term used in connection therewith, or consent to the Borrowers’ non-compliance, or waive the Borrowers’ compliance, with the terms thereof, Junior Creditor agrees to proportionately relax or eliminate such financial covenant, amend or modify such defined term, and consent to such non-compliance or waive such compliance, in each case on the same terms as those agreed to by the Senior Lenders, promptly following the effectiveness of any such change in the Senior Loan Documents.

11.           Junior Creditor’s Waivers.  Junior Creditor (a) waives any and all notice of the creation, modification, renewal, extension, or accrual of any of the Senior Obligations and notice of or proof of reliance by the Senior Lenders upon this Agreement; (b) agrees not to assert against any Senior Lender any rights which a guarantor or surety could exercise as a defense to any obligations under an agreement of guaranty or suretyship, but nothing in this Agreement shall constitute Junior Creditor as a guarantor or surety; and (c) agrees that prior to the time all of the Senior Obligations are Paid in Full, it shall not assert any right of subrogation, contribution, reimbursement, or indemnity which it may have against any Borrower arising directly or indirectly out of this Agreement.

12.           Binding Effect; Choice of Law; Other Provisions.  This Agreement shall be a continuing agreement, shall be binding upon and shall inure to the benefit of the parties hereto from time to time, and their respective successors and assigns, shall be irrevocable, and shall remain in full force and effect until the Senior Obligations shall have been Paid in Full, and the Senior Loan Documents shall have been irrevocably terminated, but shall continue to be effective, or be reinstated, as the case may be, if any payment, or any part thereof, of any amount paid by or on behalf of any Borrower with regard to any Senior Obligations is rescinded or must otherwise be restored or returned upon or as a result of any Bankruptcy Case, or for any other reason, all as though such payments had not been made.  Any waiver or amendment hereunder must be evidenced by a signed writing of the party to be bound thereby, and shall only be effective in the specific instance.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its otherwise applicable principles of conflicts of laws.  The parties agree that any actions arising out of or in connection with this Agreement shall be tried and litigated in the state and federal courts located in the County of Cook, in the State of Illinois.  The headings in this Agreement are for convenience of reference only, and shall not alter or otherwise affect the meaning hereof.

13.           Parties Intended to be Benefited.  All of the understandings, covenants, and agreements contained herein are solely for the benefit of Agent and Junior Creditor, their respective successors and assigns, and the present and future holders of the Senior Obligations and the Junior Obligations respectively, and there are no other parties, including any Borrower or any of their successors or assigns, which are intended to be benefited, in any way, by this Agreement.

14.           No Limitation Intended.  Nothing contained in this Agreement is intended to or shall affect or limit, in any way, the rights that the Senior Lenders and Junior Creditor have with respect to any third parties.  Agent, on behalf of the Lenders, and Junior Creditor hereby specifically reserve all of their respective rights against each Borrower and all other third parties.

15.           Notice.  Whenever it is provided herein that any notice, demand, request, consent, approval, declaration, or other communication shall or may be given to or served upon any of the parties hereto, or whenever any of the parties desires to give or serve upon the other communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration, or other communication shall be in writing and shall be delivered either in person or by registered, or certified United States mail, postage prepaid, by facsimile, or by recognized overnight courier service, addressed as follows:

If to Agent, at:	GE Commercial Distribution Finance Corporation Ms. Theresia Roth, Documentation Manager 3330 Cumberland Blvd Suite 330 Atlanta, GA 30339 FAX # (513) 794-5826
with a copy to
GE Commercial Distribution Finance Corporation 5595 Trillium Blvd. Hoffman Estates, IL 60192 Attn: Michael B. Levitt, Operations Counsel FAX # (847) 747-7455

If to Junior Creditor, at:	COLUMBIA PARTNERS, L.L.C. INVESTMENT MANAGEMENT 1775 Pennsylvania Avenue, NW Suite 1000 Washington, DC 20006 Attn: Jason Crist Fax: (202) 296-2535
with a copy to:	COOLEY GODWARD LLP 1200 19th Street, NW 5th Floor Washington, DC 20036 Attn: Aaron J. Velli, Esq. Fax: (202) 842-7899
If to any Borrower:	MTM TECHNOLOGIES, INC. 850 Canal Street Stanford, Connecticut 06902 Attn: Chief Financial Officer Fax No.: (203) 975-3701
with a copy to:	THELEN REID & PRIEST, LLP 875 Third Avenue New York, New York 10022 Attn: E. Ann Gill, Esq. Fax No. (212) 603-2001

or at such other address as may be substituted by notice given as herein provided.  Giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given when received.

16.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

17.           Complete Agreement.  This Agreement constitutes the complete agreement and understanding of the Senior Lenders and Junior Creditor with respect to the subject matter contained herein, and supersedes all prior or contemporaneous oral and written negotiations, agreements and understandings, express or implied, with respect to the subject matter contained herein.

18.           No Joint Venture.  Agent, on behalf of the Lenders, and Junior Creditor each acknowledges and confirms that this Agreement shall not create a joint venture, agency or fiduciary relationship.

19.           Public Filings.  Junior Creditor agrees to release and terminate of record each and every public filing against the Borrowers, including, all UCC filings, intellectual property filings, mortgages and other security filings, provided, however, Junior Creditor may refile or rerecord, as the case may be, all such filings and recordations immediately after Agent has made such filings and recordations.  Junior Creditor covenants and agrees that (i) at no time shall any Junior Creditor filings or recordations cover or relate to assets of the Borrower that are not also covered in any corresponding Agent filing or recordations, and (ii)  at no time shall any Junior Creditor filing or recordation be of record prior to any similar filing or recordation of the Agent.

20.           Refinancing.  Each Junior Creditor hereby agrees that any party that refinances the Senior Obligations of any Senior Lender shall execute an agreement to be bound by and subject to this Agreement and may rely on and enforce this Agreement as if it were such Senior Lender.  Upon such refinancing, the Agent shall no longer be a party hereto or bound hereby.  Each Junior Creditor further hereby agrees that it will, at the request of such Senior Lender, enter into an agreement, in the form of this Agreement, mutatis mutandis, to subordinate the Junior Obligations, to the same extent as provided herein, to the party refinancing all or a portion of such Senior Obligations; provided that the failure of the Junior Creditor to execute such an agreement shall not affect such party’s right to rely on and enforce the terms of this Agreement.

21.           Star Program.  Any repayment of advances by Borrower to CDF under the Star Program, or any amounts received by CDF in connection with any collateral therefor and/or proceeds thereof, will be applied by CDF to repay such advances, and all such advances and collateral therefor are entitled to all the benefits of this Agreement as being a part of the Senior Obligations.

22.           Counterparts.  This Agreement may be executed in any number of counterparts (which may include facsimile signatures), and by the parties each in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same Agreement.

23.           Waiver of Jury Trial.  AGENT, FOR ITSELF AND THE OTHER LENDERS, HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF EITHER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED BY ANY OF THEM IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.  AGENT, FOR ITSELF AND THE OTHER LENDERS, HEREBY AGREES AND CONSENTS THAT ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT JURY, AND THAT ANY OF THEM MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT TO THE WAIVER OF RIGHT TO TRIAL BY JURY.

24.           Specific Performance.  Each of the parties agrees and acknowledges that in the event of any breach of this Agreement, the non-breaching party would be irrevocably harmed and would not be made whole by monetary damages.  It is accordingly agreed that the parties hereto shall and do hereby waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in the state and federal courts located in the County of Cook, in the State of Illinois, or, in the event such courts shall not have jurisdiction of such action, in any court of the United States or any state thereof having subject matter jurisdiction of such actions.

25.           Legend; Further Assurances.

(a)           Junior Creditor and each Borrower will cause the Note, the Warrant (as such terms are defined in the Junior Loan Documents), and each instrument hereafter guaranteeing any Junior Obligations to be indorsed with substantially the following legend:

“THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT DATED AS OF AUGUST _, 2007, AS THE SAME MAY BE AMENDED, MODIFIED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME, IN FAVOR OF GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION, AS AGENT FOR CERTAIN LENDERS, WHICH AGREEMENT IS INCORPORATED HEREIN BY REFERENCE.  NOTWITHSTANDING ANY STATEMENT TO THE CONTRARY CONTAINED IN THIS INSTRUMENT, NO PAYMENT OR PREPAYMENT OF ANY NATURE ON ACCOUNT OF THE OBLIGATIONS HEREUNDER, WHETHER OF PRINCIPAL, INTEREST OR PREMIUM, SHALL BE MADE, PAID, RECEIVED OR ACCEPTED, AND NO REMEDIES SHALL BE PURSUED, EXCEPT IN ACCORDANCE WITH THE TERMS OF SUCH AGREEMENT.”

(b)           Each Borrower will (i) mark its books or accounts or take such other action as shall be effective to give reasonable notice of the effect of this Agreement and (ii) in the case of any Junior Obligations which are not evidenced by any instrument, upon any Agent’s  request, cause such Junior Obligations to be evidenced by an appropriate instrument or instruments indorsed with the above legend.  Each of Junior Creditor and each Borrower will, at its expense and at any time and from time to time, promptly execute and deliver all further instruments and other documents, and take all further action, that may be necessary or, in the reasonable opinion of Agent , desirable, or that Agent may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable Agent to exercise and enforce its rights and remedies hereunder.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Subordination Agreement to be duly executed as of the date first herein above set forth.

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION, as Administrative Agent for the Lenders
By:	/s/
Name:
Title:

COLUMBIA PARTNERS, L.L.C.INVESTMENT MANAGEMENT as Junior Creditor
By:	/s/
Name:
Title:

NATIONAL ELECTRIC BENEFIT FUND as Junior Creditor
By:	/s/
Name:
Title:

Signature Page to Subordination Agreement

BORROWERS’ ACKNOWLEDGMENT

Each Borrower hereby consents to the foregoing Subordination Agreement (and the terms thereof) and agrees to abide thereby and to keep, observe and perform the several matters and things therein intended to be kept, observed and performed by each, and specifically agrees not to make any payments contrary to the terms of said Agreement.  A breach of any of the terms and conditions of this consent shall constitute an “Event of Default” under the Financing Agreement.  Each Borrower agrees that unless the Senior Lenders shall have given their prior written consent thereto, such Borrower shall not consent or agree to any modification, amendment or waiver of the undertaking of Junior Creditor set forth in the last sentence of Section 10.20 of the Junior Credit Agreement, as in effect on the date hereof.

MTM TECHNOLOGIES, INC.
By:	/s/
Name:	J.W. Braukman, III
Title:	Senior Vice President and Chief Financial Officer

MTM TECHNOLOGIES (US), INC.
By:	/s/
Name:	J.W. Braukman, III
Title:	Senior Vice President and Chief Financial Officer

MTM TECHNOLOGIES, INC (MASSACHUSETTS), LLC
By:	/s/
Name:	J.W. Braukman, III
Title:	Senior Vice President and Chief Financial Officer

INFO SYSTEMS, INC.
By:	/s/
Name:	J.W. Braukman, III
Title:	Senior Vice President and Chief Financial Officer

Signature Page Acknowledgment to Subordination Agreement